UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2026

Oncolytics Biotech Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-38512	98-0541667
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 Executive Drive, Suite 325 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

(403) 670-7377
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ONCY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On April 6, 2026, Oncolytics Biotech Inc. (the “Company”) entered into an Open Market Sale Agreement (the “Sales Agreement”) with Jefferies LLC (the “Agent”), pursuant to which the Company may offer and sell from time to time through or to the agent, acting as agent or principal, shares of the Company’s common stock, par value $0.001 per share, having an aggregate offering price of up to $75.0 million (the “Shares”).

The Company is not obligated to sell any Shares under the Sales Agreement. Subject to the terms and conditions of the Sales Agreement, the Agent will use commercially reasonable efforts, consistent with its normal sales and trading practices, to sell Shares from time to time based upon the Company’s instructions, including any price, time, issuance amount and other customary parameters or conditions specified by the Company. Under the Sales Agreement, the Agent may sell Shares by any method permitted by law that is deemed to be an “at the market offering” under Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Company will pay the Agent a commission of up to 3.0% of the gross proceeds from each sale of Shares and provide the Agent with customary indemnification and contribution rights. In addition, the Company will reimburse the Agent for certain expenses incurred in connection with the Sales Agreement. The Sales Agreement may be terminated by the Agent or the Company at any time upon ten trading days’ notice to the other party.

The Shares will be offered pursuant to a shelf registration statement on Form S-3 (File No. 333- 294811), which was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on April 3, 2026, and a prospectus supplement filed with the Commission on April 6, 2026 in connection with the offer and sale of the Shares pursuant to the Sales Agreement.

The Sales Agreement contains customary representations, warranties, covenants, indemnification obligations of the Company and the Agent, including for liabilities under the Securities Act and other obligations of the parties. The representations, warranties and covenants contained in the Sales Agreement were made only for purposes of such agreement, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The foregoing description of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company intends to use any net cash proceeds it receives from the issuance and sale of any Shares in the offering to fund the clinical development of pelareorep and associated research and development expenses, for operating costs and for working capital and general corporate purposes.

The legal opinion of Brownstein Hyatt Farber Schreck, LLP, counsel to the Company, relating to the Shares being offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any Shares under the Sales Agreement nor shall there be any offer, solicitation or sale of such Shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
1.1	Open Market Sale AgreementSM, dated as of April 6, 2026, by and between the Company and Jefferies LLC
5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP
23.1	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOLYTICS BIOTECH INC.

Date: April 6, 2026	By:	/s/ Kirk Look
		Name:	Kirk Look
		Title:	Chief Financial Officer